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                                                                    Exhibit 23.1





The Board of Directors
USFreightways Corporation:

We consent to incorporation by reference in the registration statement (33 - ) on Form S-3 of USFreightways Corporation of our report dated January 17, 1996, except for note 1, which is as of January 26, 1996, relating to the consolidated balance sheets of USFreightways Corporation and subsidiaries as of December 30, 1995 and December 31, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 10, 1995, which report appears in the December 30, 1995 annual report on Form 10-K of USFreightways Corporation.



KPMG Peat Marwick, LLP

Chicago, Illinois
July 8, 1996